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                                                                      EXHIBIT 12

            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

                COMPUTATION OF RATIO OF MARGINS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                   FOR THE THREE
                                   MONTHS ENDED
                                    AUGUST 31,                    FOR THE YEARS ENDED MAY 31,
                                -------------------   ----------------------------------------------------
                                  2000       1999       2000       1999       1998       1997       1996
                                  ----       ----       ----       ----       ----       ----       ----
Net margin before
  extraordinary loss..........  $ 44,382   $ 21,967   $116,497   $ 76,439   $ 62,216   $ 54,736   $ 50,621
Add: Fixed charges............   269,381    190,853    860,160    664,109    540,535    475,729    426,079
                                --------   --------   --------   --------   --------   --------   --------
Margin available for fixed
  charges.....................  $313,763   $212,820   $976,657   $740,548   $602,751   $530,465   $476,700
                                ========   ========   ========   ========   ========   ========   ========
Fixed charges:
  Interest on all debt
    (including amortization of
    discount and issuance
    costs)....................  $269,381   $190,853   $860,160   $664,109   $540,535   $475,729   $426,079
                                --------   --------   --------   --------   --------   --------   --------
         Total fixed
           charges............  $269,381   $190,853   $860,160   $664,109   $540,535   $475,729   $426,079
                                ========   ========   ========   ========   ========   ========   ========
Ratio of margin to fixed
  charges.....................      1.16       1.12       1.13       1.12       1.12       1.12       1.12
                                ========   ========   ========   ========   ========   ========   ========